Exhibit 99.1

Optimer Pharmaceuticals Reports First Quarter 2010 Financial Results

SAN DIEGO — May 6, 2010 - Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced its financial results for the quarter ended March 31, 2010.

Optimer reported a net loss for the first quarter of 2010 of $13.5 million, or $0.39 per share which was in line with the Company’s expectations.  This compares to a net loss for the first quarter of 2009 of $10.9 million, or $0.36 per share.  Research and development expenses in the first quarter of 2010 were $11.4 million compared to $8.9 million in the first quarter of 2009.  The increase was primarily due to the accrual of a $5.0 million milestone payment due to Par Pharmaceutical Companies, Inc. and related to the successful completion of the second fidaxomicin Phase 3 trial, and was partially offset by a decrease in Pruvel™ development related expenses.

As of March 31, 2010, Optimer held cash, cash equivalents and short-term investments of $81.2 million.

“In the first quarter of 2010, we announced results from our second fidaxomicin Phase 3 study confirming results from our first fidaxomicin Phase 3 study and are now focused on our regulatory filings for both fidaxomicin and Pruvel™,” said Michael N. Chang, Ph.D., Chairman of Optimer’s Board of Directors. “Pedro Lichtinger joining the team as chief executive officer comes at the optimal time to lead the company in its transition into a commercial organization.”

Recent Corporate Highlights

•                 Pedro Lichtinger succeeded Michael N. Chang, Ph.D. as the Company’s President and Chief Executive Officer and also was appointed to the Company’s Board of Directors.  Dr. Chang will remain on the Company’s Board of Directors as the Chairman and serve as a consultant.  Mr. Lichtinger joins Optimer with more than 30 years of global experience in the pharmaceutical industry.  He served as an executive of Pfizer, Inc. from 1995 to 2009, most recently as President of Pfizer’s Global Primary Care Business Unit, where he oversaw operations in North America, Europe, Korea, and Australia with revenues of $23 billion and 15,000 employees.

•                 Additional data from Optimer’s second Phase 3 study of fidaxomicin showed that among subjects receiving concomitant antibiotics, treatment with fidaxomicin resulted in lower recurrence rates compared to vancomycin (17.6% vs. 29.5%, p=0.027) and improved global cure rates (67.5% vs. 53.4%, p=0.020).  Clinical investigator, Stuart Johnson, M.D., presented this data at the Digestive Disease Week (DDW) conference earlier this week.

•                 Top-line data from Optimer’s second Phase 3 study of fidaxomicin was presented for the first time by clinical investigator, Derrick Crook, M.D., at the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) meeting in April. Dr. Crook also presented additional data on the strain type subgroups BI/NAP1/027 and non-BI/NAP1/027 which showed fidaxomicin had a clinically meaningful reduction in recurrence rates and higher global cure rates compared to vancomycin in both strain type subgroups.

•                 Raised $51.2 million in net proceeds in a public offering of common stock in March.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infectives to treat serious infections and address unmet medical needs. Optimer has two late-stage anti-infective product candidates under development. Fidaxomicin is a narrow spectrum antibiotic being developed for the treatment of Clostridium difficile infection. Optmer has reported positive top-line results from two Phase 3 trials of fidaxomicin.  Pruvel™ is a prodrug in the fluoroquinolone class of antibiotics being developed as a treatment for infectious diarrhea.  Optimer has also successfully completed two Phase 3 trials with Pruvel.  Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of fidaxomicin and Pruvel, anticipated benefits of Mr. Lichtinger joining the Company and the timing of anticipated regulatory submissions. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs, uncertainty regarding regulatory requirements for approval and the timing of regulatory submissions, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Corporate Communications Manager

858-909-0736

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues:
Research grants	$297,437	$83,012
Operating expenses:
Research and development	11,361,579	8,914,072
Marketing	268,594	194,796
General and administrative	2,388,712	2,048,500
Total operating expenses	14,018,885	11,157,368
Loss from operations	(13,721,448)	(11,074,356)
Interest income and other, net	24,778	186,968
Consolidated net loss	$(13,696,670)	$(10,887,388)
Net loss attributable to noncontrolling interest	200,915	—
Net loss attributable to Optimer Pharmaceuticals, Inc.	$(13,495,755)	$(10,887,388)

Basic and diluted net loss per share	$(0.39)	$(0.36)

Shares used to compute basic and diluted net loss per share	35,001,596	30,535,577

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	March 31	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,181,074	$17,054,328
Short-term investments	33,024,013	21,131,145
Prepaid expenses and other current assets	1,093,976	416,859
Total current assets	82,299,063	38,602,332
Property and equipment, net	727,303	672,896
Long-term investments	882,000	882,000
Other assets	499,150	498,762
Total assets	$84,407,516	$40,655,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,019,592	$2,625,240
Accrued expenses	7,541,375	5,025,669
Total current liabilities	12,560,967	7,650,909
Deferred rent	226,143	253,474
Commitments and contingencies	—	—
Stockholders’ equity	71,620,406	32,751,607
Total liabilities and stockholders’ equity	$84,407,516	$40,655,990